UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Watsco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 6, 2016

Time:	9:00 a.m., Eastern Daylight Time

Place:	Carrier Enterprise Canada 1515 Drew Road Mississauga, Ontario L5S 1Y8 Canada

Purpose:	1. For our holders of Common stock to elect two directors and for our holders of Class B common stock to elect two directors.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

3. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 7, 2016.

Proxy Voting:	Whether or not you expect to be present, please sign and date the enclosed proxy card, and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Senior Vice President and Secretary

April 29, 2016

This is an important meeting, and all shareholders of record as of April 7, 2016 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on the proposal to elect directors contained in this Proxy Statement without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of the proposal to elect directors contained in this Proxy Statement.

*	To be voted on at the meeting

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to Be Held on June 6, 2016

The Company’s 2015 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 7, 2016, which entitles you to vote those shares at our 2016 annual meeting of shareholders. Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us our and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 29, 2016. Shareholders should review the information contained in this Proxy Statement together with our 2015 Annual Report, which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual shareholder meeting will be held on Monday, June 6, 2016, at 9:00 a.m., Eastern Daylight Time at the headquarters of our business subsidiary, Carrier Enterprise Canada, located near Toronto, Canada. The address is 1515 Drew Road, Mississauga, Ontario, Canada L5S 1Y8.

Who can attend the annual meeting?

Shareholders of record as of April 7, 2016 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring a brokerage statement evidencing your share ownership as of the record date, a legal proxy from the broker to vote the shares that are held for your benefit and valid photo identification.

What is the purpose of the annual meeting?

Our 2016 annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect David C. Darnell and George P. Sape to serve as directors until our 2019 and 2018 annual meetings of shareholders, respectively, or until their successors are duly elected and qualified; and

b.	for the holders of Class B common stock to elect Barry S. Logan and Bob L. Moss to serve as directors until our 2019 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP (referred to as KPMG) as our independent registered public accounting firm for the 2016 fiscal year.

3.	To vote on such other business, if any, as may properly come before the meeting.

Who can vote?

The Board set April 7, 2016 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponement(s) or adjournment(s) of the annual meeting.

There were 30,339,203 shares of our Common stock and 5,099,013 of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. To vote by mail, simply mark, sign and date your proxy card and return it in the enclosed envelope. To vote in person, you must attend our annual meeting, bring valid photo identification and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained with our transfer agent. If you hold shares in street name, you will receive voting instructions from your brokerage firm, bank, trustee or other nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date and obtain a legal proxy from your broker, bank or other nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees named in this Proxy Statement.

•	FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the 2016 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no direction, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR the ratification of KPMG as the Company’s independent registered public accounting firm for the 2016 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of Common stock and Class B common stock representing a majority of the combined voting power of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

As of the record date, our directors and executive officers and entities affiliated with these persons owned (i) Common stock representing 0.8% of the outstanding shares of Common stock and (ii) Class B common stock representing 90.4% of the outstanding shares of Class B common stock, together representing 57.0% of the aggregated combined votes of common stock entitled to be cast at the annual meeting. Such persons and entities represent a majority of the combined voting power of the outstanding shares of common stock on the record date and thus constitute a quorum. We believe that such persons and entities will vote all of their shares of Common stock and Class B common stock in favor of all proposals set forth in this Proxy Statement.

If less than a majority of the combined voting power of the outstanding shares of Common stock and Class B common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Amended and Restated By-Laws, if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast in favor of such nominee’s election.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee. Shareholders do not have the right to cumulate their votes for directors.

Ratification of KPMG as our independent auditor

Under our Amended and Restated By-Laws, if a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the Annual Meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner, and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify KPMG as our independent public accounting firm for the 2016 fiscal year. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include the proposal to elect directors described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal 1) and in each other Proposal described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors.

If any other routine matters are properly brought before the annual meeting in addition to Proposal 2, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each division of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors and executive officers and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and qualifications to conclude that such persons should serve as directors are set forth below.

Name	Age	Position
Albert H. Nahmad	75	Chairman & Chief Executive Officer and Class B Director
Aaron J. Nahmad	34	President and Class B Director
David C. Darnell *	63	Common Director
Denise Dickins	54	Class B Director
Steven R. Fedrizzi	61	Common Director
Barry S. Logan *	53	Senior Vice President, Secretary and Class B Director
Paul F. Manley	79	Class B Director
Ana M. Menendez	51	Chief Financial Officer & Treasurer
Bob L. Moss *	68	Class B Director
George P. Sape *	71	Common Director

*	Director nominees at the 2016 annual meeting of shareholders.

Albert H. Nahmad has been the visionary and leader of Watsco for over 40 years, having served as our Chairman and Chief Executive Officer since 1972. Among his many contributions, Mr. Nahmad has been instrumental in the scaling of our business through acquisitions, the cultivation of strategic vendor relationships, and the development of Watsco’s entrepreneurial culture. In 1988 Mr. Nahmad made the decision to pivot the Company’s strategic focus from manufacturing to distribution of HVAC/R products. Since that time, Watsco’s market capitalization has grown from $22 million to $4.1 billion, and its 25-year compounded annual growth rate of total shareholder return has been 19.6%, ranking Watsco #40 out of 1,297 public companies with a market capitalization of over $2 billion. With revenues exceeding $4 billion in 2015, Watsco has solidified its place as the industry leader and now has approximately 5,000 employees serving 90,000 contractor customers through a branch network of nearly 600 locations.

Aaron J. (A.J.) Nahmad has served as the President of the Company since January 2016 and as a director since 2011. He served as Vice President of Strategy & Innovation from July 2010 until January 2016 and as Director of Global Business Development beginning in 2005. He holds a B.A. from the University of Pennsylvania and a M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. A.J. Nahmad has led the transformation of Watsco into a technology-enabled business. His promotion to President in January 2016 recognized this leadership and acknowledged the critical significance of the execution and adoption of these innovations across the Watsco enterprise.

David C. Darnell has served as a Board member since 2012. He has been employed by Bank of America Corporation for 36 years, and most recently served as its Vice Chairman (his retirement is scheduled to occur on June 30, 2016). He previously served as Co-Chief Operating Officer of Bank of America Corporation from 2011 until his election as Vice Chairman of Global Wealth & Investment Management in August 2014. Mr. Darnell’s career has spanned nearly four decades, beginning as a local credit analyst, working his way through the ranks from middle market banking group president to Florida commercial division group president in the 1990s. In subsequent years, he was active in the strategic growth of the bank and an active leader in its merger and acquisition activities. Mr. Darnell brings significant operational, acquisition, governmental, financial, leadership-development capabilities and technology execution skills to the Board.

Dr. Denise Dickins has served as a Board member since 2007. Since 2006, she has been employed by East Carolina University where she is currently an Associate Professor of Accounting and Auditing. She teaches courses in Auditing and Corporate Governance. From 2002 to 2006, while earning her Ph.D., she was an instructor of various accounting courses at Florida Atlantic University. Prior to that, she was with Arthur Andersen LLP where she served in varying capacities from 1983 to 2002, including Partner in Charge of the South Florida Audit Division. Dr. Dickins is a certified public accountant and certified internal auditor. Dr. Dickins has served on the board of directors of three other publicly-traded companies: Steiner Leisure Ltd. (chair of the audit committee and a member of the governance and nominating committee) until its sale in December 2015, Great Lakes Dredge & Dock (chair of the audit committee) until resigning in October 2015, and TradeStation Group, Inc. (lead director, chair of the nominating committee and member of the audit and compensation committees) until its sale in June 2011. Dr. Dickins brings auditing and accounting skills to the Board. She serves as co-chair of the Audit Committee and, beginning in November 2015, as the chair of the Compensation Committee. She is also a member of the Nominating & Governance Committee.

Steven R. Fedrizzi has served as a Board member since 2010. He was a co-founder and is currently the Chief Executive Officer of the U.S. Green Building Council (USGBC), a non-profit organization dedicated to sustainable building design and construction, and the Chief Executive Officer of the Green Building Certification Institute. Prior to his USGBC role, Mr. Fedrizzi had a 25-year career at United Technologies Corporation (UTC), where he served as an in-house environmental consultant and in various sales and marketing positions. He is a recognized leader in the global sustainability movement and an early promoter of green building methods. His skills and experience strengthen our ongoing commitment of providing consumers with energy efficient and environmentally responsible products, both domestically and on an international basis. Mr. Fedrizzi serves on the boards of directors of a number of non-profit organizations. He is a member of the Compensation Committee.

Barry S. Logan has served as our Senior Vice President since November 2003 and as a director since 2011. Mr. Logan served as Vice President of Finance and Chief Financial Officer from 1997 to October 2003, as Treasurer from 1996 to 1998 and in other capacities beginning in 1992. Mr. Logan is a certified public accountant. Mr. Logan was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial and other strategic activities during his 23-year career. He is also the principal contact with the institutional shareholder community and, as such, is the principal contact for engagement with our shareholders.

Paul F. Manley has been a director since 1984. Mr. Manley retired after serving as Executive Director of the law firm of Holland & Knight from 1987 to 1991. From 1982 to 1987, Mr. Manley served as Vice President of Planning at Sensormatic Electronics Corporation. Prior to 1982, Mr. Manley served as the Managing Partner of the Miami office of Arthur Young & Company. Mr. Manley is the Co-Chairperson of the Audit Committee and a member of the Compensation Committee, and he served as our lead independent director for many years. Mr. Manley brings his long-standing knowledge of the Company, its history and unique culture, and financial and accounting acumen as the Company’s long-time Audit Committee Co-Chair and member of the Board.

Ana M. Menendez has served as our Chief Financial Officer and Treasurer since November 2003, as Treasurer since 1998, and as Assistant Secretary since 1999. Ms. Menendez is a certified public accountant. Ms. Menendez supervises all financial and accounting aspects of the Company, including taxes, risk management, benefits, treasury and cash management, the Company’s system of internal control and other compliance activities. She also is the leader and principal contact for the Company’s banking relationships and actively participates at a senior level in a variety of strategic activities.

Bob L. Moss was appointed to the Board in 2014 and previously served as a director from 1992 to 2012. Mr. Moss is a dynamic leader and has built a successful career in the construction industry over the last 47 years. He is the Chairman and Chief Executive Officer of Moss & Associates LLC, founded in 2004, which has grown into one of the largest general contractors in the Southern United States with revenues of over $1 billion. Mr. Moss previously served as chairman of the board and Chief Executive Officer of Centex Construction Group, where he spent 23 years building Centex into the largest domestic general building contractor in the nation. Mr. Moss serves as our Vice Chairman of the Board, Chair of the Nominating & Governance Committee and Lead Independent Director. Mr. Moss brings entrepreneurial skills, business-building abilities, leadership development experience and a wealth of knowledge of the construction industry to our Board.

George P. Sape was unanimously appointed by our directors in November 2015 to fill a vacancy on the Board. Mr. Sape previously served as a Watsco director from 2003 to 2014. Mr. Sape retired in 2015 as the Managing Partner of Epstein Becker and Green, P.C., a New York-based law firm, after 29 years. Mr. Sape previously served as Vice President and General Counsel for Organizations Resources Counselors, Inc., a consulting services provider to a number of Fortune 500 companies and has served as counsel or as an advisor to various congressional committees related to labor, education and public welfare. Mr. Sape also serves on the board of the University of Colorado School of Business. Mr. Sape is a member of the Audit Committee and of the Nominating & Governance Committee. Mr. Sape brings core leadership skills from his experience as the managing partner of a large law firm and consulting for Fortune 500 companies as well as his experience in governance matters and through private company directorships.

Corporate Governance

Overall Role of the Board. Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. The Board’s mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team, which is charged with the conduct of our business, and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing our business strategy and assessing and managing risks.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad over the last 25, 10, and five years, annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis have been 19.6%, 10.9%, and 17.7%, respectively, compared to average returns of the S&P 500 over these same periods of 3.6%, 2.7%, and 4.5%, respectively. The Board believes the Company’s track record of success reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting its challenges. As Chairman and CEO, he facilitates a strong collaboration between management and the independent members of the Board. Accordingly, the Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman and CEO.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Bob L. Moss, who also serves as Vice Chairman of the Board, and as Chairman of the Nominating & Governance Committee. As Lead Independent Director, Mr. Moss has the following duties and responsibilities:

•	advise the Chairman as to an appropriate schedule of Board meetings.

•	review and provide the Chairman with input regarding the agendas for the Board meetings.

•	preside at all Board meetings at which the Chairman is not present, including mandatory executive sessions of the independent directors, and apprise the Chairman of the issues considered.

•	be available for direct communication with the Company’s shareholders.

•	call meetings of the independent directors when necessary or appropriate.

•	perform such other duties as the Board may from time to time determine necessary.

Risk Oversight. As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including related risks, strategies and tactics for addressing them. At least annually, the Board reviews our CEO succession planning as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, the Board has delegated responsibility related to certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our NEOs, including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board strongly supports effective corporate governance and has consistently, over many years, developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Controlled Status. Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as NYSE) because of our Chairman & CEO’s effective voting control of 53.4% as of April 7, 2016; therefore, the Company is not required to comply with certain corporate governance policies required of other publicly-traded companies that are not a controlled company. For example, the Board is not required to be composed of a majority of independent directors and the Company need not have a Compensation Committee or Nominating & Governance Committee. However, the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders and, accordingly, has adopted a policy whereby the Company’s Board is composed of a majority of independent directors and the Board has established both a Compensation Committee and a Nominating & Governance Committee (each of which is composed solely of independent directors). Over the last 10 years, our Chairman & CEO’s effective voting control has ranged from 52.0% to 54.9%.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with applicable rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that each of the following directors is independent under the NYSE guidelines: David C. Darnell, Dr. Denise Dickins, Steven R. Fedrizzi, Paul F. Manley, Bob L. Moss and George P. Sape.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risk to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2015. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee.

Board Meetings. The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During 2015, the Board took action by unanimous written consent three times and held seven meetings. All directors attended more than 75% or more of the aggregate number of meetings of the Board and the committees on which the director served in 2015. Independent directors meet at regularly scheduled executive sessions without management present. All of our directors are encouraged to attend our annual meeting of shareholders (all attended in 2015).

Board Committees. During 2015, the Board maintained an Audit Committee, a Compensation Committee, and a Nominating & Strategy Committee. In December 2015, the Board discontinued the activities of the Nominating & Strategy Committee, which had one meeting in 2015 and was composed of both non-management directors and management directors. The Nominating & Governance Committee was established by the Board in March 2016 and assumed the duties of the former Nominating & Strategy Committee, as well as certain duties that were previously the responsibility of the full board. For example, the full Board previously conducted an annual review of independence of non-management board members, which is currently the responsibility of the Nominating & Governance Committee.

Each committee is currently composed entirely of independent directors. The Committees keep the Board informed of their respective actions and provide assistance to the Board in fulfilling its oversight responsibility to shareholders.

Each Committee operates under a formal charter that governs its duties and conduct, which are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current charters are available on our website at www.watsco.com, under the caption “Committees” within the Corporate Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

The table below provides current committee membership information as well as the number of meetings held by the committees in 2015:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
Dr. Denise Dickins	Co-Chair	Chair	X
Richard Fedrizzi		X
Bob L. Moss			Chair
Paul F. Manley	Co-Chair	X
George P. Sape	X		X
Number of Meetings Held	6	10	n/a

Audit Committee. The Audit Committee’s functions include overseeing the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the qualifications of our independent registered public accounting firm and the performance of our internal audit function and controls regarding finance, accounting, legal compliance and ethics that management and our Board have established. The Audit Committee’s responsibilities include, but are not limited to:

•

overseeing and monitoring the integrity of our financial statements, our system of internal control over financial reporting, and our compliance with legal and regulatory requirements as they relate to financial statements and accounting matters.

•

appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	overseeing the activities of the Company’s internal audit function.

•	reviewing our annual audited financial statements, quarterly financial statements, regulatory filings, earnings announcements and other public announcements regarding our results of operations.

•	reviewing and approving related party transactions.

•	establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls or audit matters.

•	overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and Mr. Manley and Dr. Dickins qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2015.

Compensation Committee. The Compensation Committee oversees our compensation programs, including equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	establishing an executive compensation philosophy for the Company.

•

designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that support the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	determining the CEO’s and President’s base salaries and incentive compensation arrangements.

•	reviewing, administering, interpreting and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	conducting the performance evaluations of the CEO and President.

•

considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	periodically reviewing and making recommendations to the Board with respect to director compensation.

Nominating & Governance Committee. Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	recommending for the Board’s approval nominees for election to the Board by our shareholders.

•	advising and making recommendations to the Board related to:

(i)	the composition and governance of the Board and its committees,

(ii)	the appointment of directors to committees of the Board, including chairpersons;

(iii)	compensation programs for non-management members of the Board in consultation with the Compensation Committee.

•	reviewing director independence with respect to continuing and prospective directors.

•	overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Committee.

•	evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance and overall board effectiveness.

•	making regular reports to the Board.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members and by management. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. To the extent they are candidates for re-election, the Nominating & Governance Committee considers all aspects of each candidate’s qualifications and skills in the context of the Company’s needs at that point in time, their diversity of experience and individual perspectives. When considering candidates as potential Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications and when evaluating a director candidate:

•	commitment to representing the long-term interests of the Company’s shareholders.

•	entrepreneurial background including business-building skills.

•	technology savvy.

•	an inquisitive and objective perspective.

•	leadership ability, including leadership development experience.

•	personal and professional ethics, integrity and values.

•	practical wisdom and sound judgment.

•	finance and accounting knowledge.

•	familiarity with laws and regulations applicable to our business.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, with the exception of the employee directors, their independence.

Director Election—Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes.

Director Compensation. Non-management directors are paid a $1,000 fee for each regular meeting attended in person and are reimbursed for their reasonable expenses in connection with their activities as directors. Directors are also eligible to receive stock options under the Watsco, Inc. 2014 Incentive Compensation Plan (referred to as the 2014 Plan) at the discretion of our Compensation Committee. Employee directors do not receive any additional compensation for their service on the Board. The Nominating & Governance Committee reviews director remuneration along with the Compensation Committee and recommends to the Board any proposed changes to director compensation. We generally grant up to 20,000 non-qualified stock options to new non-management directors upon appointment to the Board.

Dr. Dickins received annual fees of $45,000 in 2015 for service as Co-chair of the Audit Committee. Mr. Manley received annual fees of $55,000 in 2015 for service as Co-chair of the Audit Committee and Chair of the Compensation Committee. In 2015, Dr. Dickins and Mr. Fedrizzi each received fees of $10,000 as members of a special committee assignment authorized by the Board.

On November 9, 2015, Mr. Sape was granted 10,000 non-qualified stock options upon his reappointment to the Board and Dr. Dickins was granted 7,500 non-qualified stock options for her expanded role as Compensation Committee Chair.

The following table sets forth the total compensation received by our non-management directors for 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Cesar L. Alvarez (2)	$1,000	—		$1,000
David C. Darnell	$3,000	—		$3,000
Denise Dickins	$59,000	$125,692	(3)	$184,692
Steven R. Fedrizzi	$13,000	—		$13,000
Paul F. Manley	$59,000	—		$59,000
Bob L. Moss	$4,000	—		$4,000
George P. Sape	$1,000	$167,589	(3)	$168,589

(1)	The following table sets forth the number of stock option awards outstanding for each non-management director as of December 31, 2015.

Name	Outstanding Option Awards
Cesar L. Alvarez (2)	—
David C. Darnell	—
Denise Dickins	7,500
Steven R. Fedrizzi	—
Paul F. Manley	—
Bob L. Moss	3,334
George P. Sape	10,000

(2)	Mr. Alvarez withdrew as a nominee for re-election at the Company’s 2015 annual meeting of shareholders.
(3)	Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2015 Annual Report on Form 10-K.

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during the course of its meetings, including during sessions held by the Company’s non-management directors.

Minimum Stock Ownership Requirement for Directors and Officers. In an effort to more closely align the interests of our directors and executive officers with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	each director must own common stock or other equity of Watsco with a value of at least $100,000;

•	our CEO and our President each must own common stock or other equity of Watsco with a value of at least $1,000,000; and

•	other NEOs each must own common stock or other equity with a value of at least $250,000.

Our directors have two years from the date they became directors to comply with these ownership requirements. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2015, our directors and NEOs satisfied these minimum requirements. The number of shares (or other equity instruments) held by our directors and NEOs as of December 31, 2015 is summarized in the Stock Ownership Table below.

Director Tenure. Directors may be re-elected at the end of each term. The Board does not believe it should establish term limits because directors who have developed increasing insight into Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors, three members have served on the Board for more than 10 years (Mr. Manley, Mr. Moss and Mr. Sape) and three members have served on the Board for less than 10 years (Dr. Dickins, Mr. Fedrizzi and Mr. Darnell).

Shareholder Proposals. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2017 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 30, 2016. Any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no later than March 23, 2017, or such proposal will be considered untimely. If a shareholder proposal is received after March 23, 2017, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2017 annual meeting of the shareholders.

Communications with the Company and the Board. Interested parties may communicate with the Company by (i) letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or (ii) e-mail to Investor Relations, info@watsco.com.

Interested parties may communicate with our Board by (i) calling (800) 4WATSCO in the United States and leave a message for the Lead Independent Director, or (ii) e-mailing our Lead Independent Director at presidingdirector@watsco.com (which can also be accessed via our website at www.watsco.com under the caption “Lead Director” within the Corporate Governance section). Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Corporate Governance Documents. Please visit our website at www.watsco.com, under the caption “Corporate Governance” section for the following:

•	Amended and Restated Articles of Incorporation and By-laws

•	Corporate Governance Guidelines and Director Independence

•	Codes of Ethics and Conduct

•	Committee Charters (Audit, Compensation and Nominating & Governance)

These materials may also be requested in print by writing to our Investor Relations Department at Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133.

Certain Relationships and Related Person Transactions

At least annually we review all relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We may use outside legal counsel to assist in such determination. As required under

SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process by which related party transactions are subject to its review and approval.

The Audit Committee considers the following factors, among others, in determining whether to approve a transaction:

•	the interests of all related persons in the transaction.

•	whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	whether the transaction is material and is beneficial to the Company.

•	the role the related person played.

•	the structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee approved the following transactions:

Bank of America has provided bank account administration services and has participated in the Company’s revolving credit agreements since 1989 and as an aircraft lessor beginning in 2012. Mr. Darnell has served as Vice Chairman of Bank of America since August 2014 and is scheduled to retire in June 2016. He has served as a director of the Company since 2012. During 2015, payments made to Bank of America included $2.0 million of lease payments, bank account administrative fees of $1.4 million and $800,000 of interest related to its participation in the Company’s line of credit (the lead agent of which is JP Morgan Chase). Bank of America has not provided, nor has it ever provided, advisory or investment banking services at any time in the Company’s history. At December 31, 2015, Bank of America had assets of over $2 trillion and revenues of over $80 billion. Mr. Darnell does not have a material direct or indirect interest in any of our transactions with Bank of America.

Shareholder Agreement. We have three business joint ventures with Carrier Corporation and entities affiliated with Carrier (which we collectively refer to as Carrier), which were formed in 2009, 2011 and 2012. As consideration for our equity interest in these joint ventures, we issued 4,235,685 shares of Common stock and 94,784 shares of Class B common stock to Carrier and its affiliates, all of which are presently owned by them. We have a shareholder agreement in place that pertains to Carrier’s ownership of our common stock (referred to as the Shareholder Agreement and Carrier and its affiliates are defined in the agreement as Shareholder Group Members). The Shareholder Agreement applies to all shares beneficially owned by the Shareholder Group Members.

Among other things, the standstill and restrictions section of the Shareholder Agreement provides that, for as long as Carrier’s aggregate ownership of our Common stock and Class B common stock exceeds five percent (5%) of the total number of outstanding shares of Common stock and Class B common stock:

•

at any meeting of our shareholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of our shareholders, Carrier must vote (or cause to be voted) all of the shares of our common stock beneficially owned by them and the Shareholder Group Members in the same proportion as votes cast for, against or abstain by all other holders of our common stock; and

•

at any meeting of our shareholders (or any adjournment or postponement thereof), however called, or in connection with any action by written consent or other action of our shareholders, pursuant to which holders of any class of our common stock are entitled to vote as a separate class, Carrier must vote (or cause to be voted) all of the shares of such class of our common stock beneficially owned by them and by Shareholder Group Members in the same proportion of votes cast for, against or abstain by all other holders of such class of our common stock.

The Shareholder Agreement also provides, among other things, that Shareholder Group Members may not, directly or indirectly, acquire, offer to acquire, or agree to acquire, by purchase or otherwise, unless specifically requested by us in writing:

•

any shares, or the power to vote and/or direct the vote of shares, of our Common stock and Class B common stock that would result in the Shareholder Group Members owning in aggregate more than 19.9% of the total number of shares, or voting power, of our Common stock and Class B common stock then outstanding; or

•	any material assets of Watsco or any subsidiary thereof, other than (i) in the ordinary course of business or (ii) assets of the joint venture or any of its subsidiaries.

In addition, the Shareholder Agreement provides, among other things, that Shareholder Group Members shall not:

•	make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Watsco;

•	submit to Watsco any shareholder proposal for inclusion in any proxy statement;

•	seek or propose to obtain representation on the Board;

•	make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving us or our securities or assets;

•	form, join or in any way participate in a group in connection with any of the foregoing; or

•

seek in any way which would require public disclosure under applicable laws to have any provision of the standstill and restrictions section of the Shareholder Agreement amended, modified or waived or otherwise take any actions with the purpose or effect of avoiding or circumventing any provision of the standstill and restrictions section of the Shareholder Agreement.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities; (ii) each of our directors and director nominees; (iii) each of our named executive officers; and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as are required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 7, 2016. As of the record date, we had 30,339,203 shares of Common stock and 5,099,013 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
United Technologies Corporation (3)	4,235,685	14.0%	94,784	1.9%	6.4%
BlackRock, Inc. (4)	2,056,761	6.8%	—	—	2.5%
JPMorgan Chase & Co. (5)	1,827,088	6.0%	—	—	2.2%
The Vanguard Group (6)	1,728,363	5.7%	—	—	2.1%

Directors, Director Nominees and Named Executive Officers:
Albert H. Nahmad (7)	1,327	*	4,345,746	85.2%	53.4%
Barry S. Logan (8)	130,604	*	105,037	2.1%	1.5%
Aaron J. Nahmad (9)	2,825	*	116,142	2.3%	1.4%
Ana M. Menendez (10)	70,268	*	41,904	*	*
David C. Darnell	5,754	*	—	—	*
Denise Dickins (11)	7,796	*	—	—	*
Steven R. Fedrizzi	2,166	*	—	—	*
Bob L. Moss (12)	22,800	*	—	—	*
Paul F. Manley (13)	6,248	*	1,255	*	*
George P. Sape (14)	11,914	*	—	—	*
All directors, director nominees and named executive officers as a group (10 persons) (15)	261,702	*	4,610,084	90.4%	57.0%

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.
(2)

Percentages are based on 30,339,203 shares of Common stock and 5,099,013 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)	Based on Schedule 13G/A filed on May 7, 2012. United Technologies Corporation (UTC) is deemed to be the beneficial owner of 4,330,469 shares of common stock, 3,080,469 of which are owned directly by Carrier Corporation, which is a wholly owned subsidiary of UTC, and 1,250,000 shares of which are owned directly by UTC Canada Corporation, which is a wholly owned subsidiary of UTC. UTC has shared voting power and shared dispositive power over 4,330,469 of such shares. Carrier Corporation has shared voting power and shared dispositive power over 3,080,469 of such shares. The address of UTC is One Financial Plaza, Hartford, Connecticut 06101. The address of Carrier Corporation is One Carrier Place, Farmington, Connecticut 06034.
(4)

Based on Schedule 13G/A filed on January 27, 2016. BlackRock, Inc., a parent holding company, has sole dispositive power over 2,056,761 of such shares and sole voting power over 1,953,191 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)	Based on Schedule 13G filed on February 1, 2016. JPMorgan Chase & Co., a parent holding company, has sole dispositive power over 1,827,088 of such shares, sole voting power over 1,610,632 of such shares and shared voting power over 620 of such shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.
(6)	Based on Schedule 13G/A filed on February 11, 2016. The Vanguard Group, an investment advisor, has sole dispositive power over 1,709,858 of such shares, shared dispositive power over 18,505 of such shares, sole voting power over 18,905 of such shares and shared voting power over 1,200 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	The number of shares of Common stock indicated are owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 312,697 shares directly owned, (ii) 498,845 shares owned by various family-related trusts, (iii) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (iv) 25,000 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (v) 1,415,622 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vi) 688,707 additional shares issued under Restricted Stock Agreements and (vii) 74,875 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc., a charitable organization over which Mr. Nahmad shares voting power as a member of its board with other family members.
(8)	The number of shares of Common stock indicated consists of (i) 19,046 shares directly owned, (ii) 2,358 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.
(9)	The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse and (iii) 267 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 63,605 shares directly owned and (ii) 52,537 shares issued under Restricted Stock Agreements.
(10)	The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,314 shares owned pursuant to the 401(k) Plan and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 37,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.
(11)	The number of shares of Common stock indicated consists of (i) 5,296 shares directly owned and (ii) 2,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.
(12)	The number of shares of Common stock indicated consists of (i) 16,666 shares for which Mr. Moss shares voting and dispositive power with his spouse, (ii) 1,800 shares owned in an Individual Retirement Account, (iii) 1,000 shares owned by Mr. Moss’ spouse and (iv) 3,334 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.

(13)	The number of shares of Common stock indicates shares owned by trusts controlled by Mr. Manley. The number of shares of Class B common stock indicates shares owned by a trust controlled by Mr. Manley.
(14)	The number of shares of Common stock indicated consists of (i) 8,581 shares directly owned and (ii) 3,333 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.
(15)	Includes shares beneficially owned by directors and named executive officers as described in footnotes (7)-(14).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2015, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2015 with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information (1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	257,334	(2)	$102.96	2,187,550	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	257,334		$102.96	2,187,550

(1)	See Note 8 to the consolidated financial statements included in our 2015 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)	Composed of 1,681,992 shares reserved for issuance under the 2014 Plan and 505,558 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (referred to as the ESPP). An aggregate of 6,493 shares of Common stock were purchased under the ESPP in 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.

Our executive compensation program is grounded by the guiding principle that compensation should be highly dependent upon long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our executive leadership team to stay solidly focused on long-term growth—generating a compounded annual growth rate for total shareholder return of 19.6% over the last 25 years.

What makes our program unique in comparison to other companies is our approach to long-term incentives. All of the restricted shares we have granted to more than 40 key leaders of our Company, including our named executive officers (referred to as NEOs), vest only upon retirement (at age 62 or older). This means that our key leaders will not know the value and cannot realize the value of their equity awards until they have spent their career with us. Granting restricted stock effectively balances strategic risk-taking and long-term performance, creates an ownership culture, and aligns the interests of high-performing executives with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future for the Company by ensuring that our executives are making the right long-term decisions that will survive well past their retirement.

This compensation discussion and analysis (referred to as CD&A) explains our executive compensation program for our NEOs listed below. It also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for decisions related to 2015.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	43
Aaron J. (A.J.) Nahmad	President	10
Barry S. Logan	Senior Vice President & Secretary (SVP)	23
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	17

2015 Business Performance. Watsco produced another year of solid performance in 2015:

•	Earnings per share increased 13% to a record $4.90.

•	Operating income improved 10% to a record $337 million on higher operating margins.

•	Technology spending was $19 million in 2015 compared to $12 million in 2014.

•	Sales increased 4% to a record $4.11 billion.

•	Operating cash flow increased 53% to a record $221 million.

•	Dividends were raised 21% in January 2016 to an annual rate of $3.40.

•	Total shareholder return in 2015 was 12.0%.

Philosophy, Culture & Performance

Compensation Philosophy. We measure our success by our ability to create shareholder value over significantly long periods of time. The vision and leadership of our entrepreneurial leaders are at the core of our historic performance and it is their continued commitment to driving long-term sustainable growth that we believe will solidify our ongoing success. To this end, we must attract, motivate and retain high-caliber executive talent. Accordingly, our executive compensation program is designed to reward our leadership with an emphasis on the long-term.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including the NEOs, we maintain a pay-for-performance culture that provides rewards through a variety of performance-based pay, commission programs, cash incentives and long-term incentives. Our stock-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan and the granting of stock options and restricted stock awards based on individual merit and measures of performance. Equity compensation plans are designed to promote long-term performance, as well as to create and sustain long-term employee retention, continuity of leadership and an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is particularly unique as an employee’s restricted shares vest entirely at the end of his or her career (upon retirement), subjecting such awards to significant market and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. For our Chairman & CEO, the President and other NEOs, the primary method of long-term incentive compensation is stock-based compensation awards in the form of restricted stock. This method has been consistent over the Company’s history and is rooted in the principle that long-term, stock-based compensation is the most effective method to align shareholder interests with those of executives. To be fully effective and long-term focused, the Company’s stock awards have cliff-vesting upon retirement so that executives have the opportunity to build wealth, while facing significant risks over the vesting period. This program also extends to approximately 40 other key leaders of Watsco.

The Company believes this balance of risk and reward over long time periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively ties together the development of shareholder wealth along with employee wealth. The program also serves as an important method to retain key leaders for the duration of their working careers.

All Historical Restricted Stock Awards Granted to Our NEOs Remain Unvested. The Company began granting restricted stock awards to a variety of leaders beginning in 1997. As it relates to our NEOs, none of their restricted share awards have ever vested. On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 10 years and, due to the cliff-vesting upon retirement, will not begin to vest until 2022 (and for Watsco’s President, not until 2045). This long-term vesting demonstrates the distinct nature of this program, and the long-term perspective that is at the core of the Company’s compensation philosophy. Based on data provided by Equilar of the population of companies referred to in the table that follows, the duration of the cliff-vesting periods is unique to Watsco.

Total Shareholder Return. Total shareholder return (referred to as TSR) measures share price appreciation plus the reinvestment of dividends. The Company views total shareholder return as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (CAGR) for TSR in comparison to a variety of public-company market indices as of December 31, 2015 is as follows:

Our 3-year, 5-year and 10-year TSR and the 25-year TSR of 19.6% in particular demonstrates the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture and the relative effectiveness of our compensation practices. Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2015	1,296
Number of these companies that exceed 10% 25-year CAGR for total shareholder return	343
Number of these companies that exceed 18% 25-year CAGR for total shareholder return	64
Watsco’s rank for total shareholder return out of the 1,296 companies studied	#40

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	Vast majority of pay is performance-based, consisting of restricted stock with significantly long cliff-vesting periods.

•	Clawback policy.

•	No short sales and anti-hedging policy.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than the Chairman & CEO.

•	Cap on the amount of equity compensation that may be earned.

•	Cap on the number of shares that may be issued under the Company’s 2014 Plan.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

2015 Compensation Actions At-A-Glance. Our NEOs are compensated through pay elements designed to drive long-term sustained business performance, build a culture of ownership and create long-term value for our shareholders. The Compensation Committee took the following compensation-related actions for fiscal 2015:

•

No base salary increases of our NEOs were approved in 2015, except for A.J. Nahmad whose salary was increased from $250,000 to $275,000 in July 2015 in recognition of his on-going contribution to the development and launch of strategic technologies. In addition, to demonstrate leadership and commitment to 2016 cost saving initiatives undertaken by the Company, our NEOs accepted salary reductions in December 2015. Our Chairman & CEO reduced his salary by 20%, and other NEOs reduced their salaries by 10%.

•	There were no annual cash incentives paid to our NEOs related to 2015 performance in deference to the grant of long-term incentives.

•

Long-term incentives were granted consistent with historic practices. In 2016, the Compensation Committee approved the discretionary issuance of 24,691 restricted shares of Class B common stock to ten key leaders, including NEOs (other than our Chairman & CEO), for 2015 performance. As part of company-wide cost reduction activities beginning in 2016, our Chairman & CEO voluntarily agreed to forego 30% of the restricted stock award he would have otherwise been entitled to receive applicable to 2015 performance.

•

The Compensation Committee engaged Pearl Meyer & Partners, LLC (referred to as Pearl Meyer) an independent compensation consulting firm, to provide advice, relevant market data and best practices in relation to A.J. Nahmad’s 2016 compensation program upon his promotion to President in January 2016. The Compensation Committee assessed the independence of Pearl Meyer against the specific criteria under applicable SEC and NYSE rules, received a letter from Pearl Meyer confirming their independence and determined no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation structure after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. In providing input into determination of NEO’s compensation, the Compensation Committee considers the particular executive’s general responsibilities, the overall financial performance of the Company, the performance of the department or function that each executive leads and the collective success of the team meeting certain strategic priorities. The Compensation Committee has the opportunity to meet with the executives at various times during the year, which allows the Compensation Committee to form its own assessment of each individual’s performance.

Elements of Executive Compensation. Our executive compensation is currently made up of three principal elements: base salary, short-term incentive compensation generally paid in cash, and long-term incentive compensation generally paid in restricted shares of Class B common stock, each of which is intended to be an important part of total executive compensation. As described above, however, our core compensation philosophy focuses on long-term performance, which results in a relatively high proportion of executive compensation in the form of restricted shares.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, demand in the labor market for the particular executive and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall assessment of all of these factors. Additionally, neither base salary nor any other element of executive compensation is benchmarked at any particular level versus a peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the compensation philosophy of the Company, while retaining high-performing executives. Salaries paid to the NEOs in 2015 are shown in the Summary Compensation Table.

Annual Cash Incentives. Annual cash incentives are discretionary and are used to reward NEOs for their current contributions to the Company and to align executive compensation with annual goals and strategic objectives of the Company. Some of the factors the Compensation Committee considers include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that each executive leads and an assessment of the executive team’s collective achievement of strategic priorities. There were no annual cash incentives paid to our NEOs for 2015 performance.

Long-Term Incentive Compensation. Our long-term incentive compensation plan is administered through the 2014 Plan. As of December 31, 2015, the 2014 Plan had approximately 200 participants, including the NEOs. Awards to our NEOs and other leaders of Watsco generally consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant and (ii) awards of restricted stock that vest upon retirement (age 62 or later). For the NEOs, our philosophy is heavily weighted toward long-term incentives, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. Given the continued emphasis toward the use of long-term incentives, no stock options were granted to the NEOs during 2015. In 2016, the Compensation Committee approved the discretionary issuance of 24,691 restricted shares of Class B common stock to ten key leaders, including NEO’s (other than the Chairman & CEO), for 2015 performance. Consistent with our prior practice, discretionary awards are reflected in our Summary Compensation Tables in the year they are determined and issued. As these awards were discretionary and were not issued until 2016, the value of such awards are not reflected in the 2015 Summary Compensation Table.

Restricted stock awards are subject to forfeiture until certain specified events occur (generally, upon retirement at age 62 or later, death, long-term disability or a change in control of the Company). Awards of restricted stock may be awarded in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Class B common shares are generally issued in connection with restricted stock awards. Shares of restricted stock include the right to vote and the right to receive dividends prior to vesting. The value of restricted shares is measured at the date of grant and is amortized ratably over the period from the date of grant until the date of cliff-vesting. The Company receives a tax deduction equal to the value of the shares at the vesting date. If the underlying shares appreciate in value, the income tax benefits that accrue to the Company will be substantially higher than if annual award amounts were paid in cash.

Restricted stock awards are dependent upon the Company’s performance. For our Chairman & CEO, the number of shares granted is based on the criteria and formula set forth below. For our President, prior to his appointment as President, the annual amount of his restricted stock award was based solely on the discretion of the Compensation Committee. Subsequent to his promotion in January 2016, restricted stock awards to our President are based on specific criteria determined by the Compensation Committee as summarized below.

For our other NEOs, the Chairman & CEO considers and recommends discretionary share grants, which are subject to the review and approval of the Compensation Committee. The decision to grant restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria together with the overall performance of the Company:

•	the individual’s personal contribution toward Company performance and overall achievements;

•	current levels of equity held by such NEO in comparison to other NEOs;

•	the NEO’s role and tenure with the Company;

•	the NEO’s prospective retirement age (which is generally when vesting occurs); and

•	the compensation cost of the awards to the Company.

During 2015, the amount of restricted stock awarded to our President was based on his then current level of equity relative to the other NEOs. The grant date fair value of the restricted stock awarded to the President during 2015 is shown in the below Summary Compensation Table and Grants of Plan-Based Awards Table. This award is included in the Summary Tables at grant date fair value, due to the unusually long vesting period (28 years based on the cliff-vesting date of October 17, 2043) and associated market and forfeiture risks, the present value of the President’s award is likely significantly less than grant date fair value. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less, and may be as great at 50% less.

Compensation of Our Chairman & CEO. Albert H. Nahmad has served as our Chairman & CEO since December 1972. His vision and entrepreneurship have been instrumental in our growth and success over the past 43 years, and his leadership continues to be of great importance to our future performance.

The Chairman & CEO’s compensation is composed of two components: (i) base salary and (ii) a long-term incentive award of restricted shares. Since 2011, his annual base salary has been $1,100,000. Beginning in January 2016, in connection with the appointment of A.J. Nahmad as President, A.J. Nahmad assumed a number of our Chairman & CEO’s day-to-day responsibilities. As a result, our Chairman & CEO’s base salary was reduced from $1,100,000 to $825,000 to reflect the changes in responsibilities.

The design of our Chairman & CEO’s long-term incentive is simple. He is rewarded based on the performance of two fundamental metrics: (i) annual growth of earnings per share (referred to as EPS) and (ii) the year over year increase in Watsco’s stock price. If either criteria grows, he will earn a restricted stock award. If neither criteria grows, he is not entitled to a restricted stock award. No restricted stock awards were received by our Chairman & CEO in 2007 or 2008. EPS growth recognizes the importance of a proportional return on investment earned by shareholders and is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles. Common stock price appreciation is also a fundamental method of measuring value creation on a year-to-year basis, and reflects not simply performance, but other assessments made by shareholders related to the quality and nature of the enterprise.

To be eligible to receive a long-term incentive award, our Chairman & CEO must be employed for the entire year unless the Compensation Committee specifically determines otherwise. The Compensation Committee determines the performance criteria each year within the first 90 days of the calendar year and documents such criteria as an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to as the Employment Agreement), which is filed with the SEC (the amendment for the 2015 long-term incentive award was filed with the SEC as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and incorporated herein by reference).

For 2015, the amount of our Chairman & CEO’s long-term incentive was effectively determined as follows:

EPS growth

$130,500 in value is awarded for each one cent of growth in the Company’s EPS from the prior year, plus

Common stock price growth

(i) Zero in value if the NYSE quoted value of Watsco’s common stock did not exceed $107.00* on December 31, 2015, or

(ii) $2,400 in value is awarded for each one cent of increase in the NYSE quoted value of Watsco’s common stock from the prior year(if less than $123.00), or

(iii) $3,600 in value is awarded for each one cent of increase in the NYSE quoted value of Watsco’s common stock from the prior year(if greater than $123.00#)

*	$107.00 represents the closing price of Watsco’s common stock at December 31, 2014.
#	$123.00 represents a 15% increase in the closing price of Watsco’s common stock versus December 31, 2014.

The Employment Agreement sets forth that long-term incentives, if any, will be awarded in the form of restricted Class B common shares. Although such awards are presented in the below Summary Compensation Tables at grant date fair value, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less.

During 2015, Watsco’s annual EPS increased from $4.32 per share in 2014 to $4.90 per share in 2015 and the price of its Common shares increased from $107.00 to $117.13. Based on the performance criteria factors set forth above, the calculated gross value of the 2015 long-term incentive award earned by our Chairman & CEO was $10.0 million (84,134 restricted Class B Common shares). However, as part of a Company-wide effort adopted in December 2015 to reduce costs, our Chairman & CEO voluntarily agreed to forego 30% of the of his award ($3.0 million, 25,241 restricted Class B common shares). Accordingly, the Company issued 58,893 restricted Class B Common shares to our Chairman & CEO. Such restricted shares are scheduled to cliff-vest on October 15, 2026 and are subject to forfeiture prior to this date as set forth in the restricted stock agreement. The issuance of such restricted shares increased his combined voting control from 52.1% to 52.5%. Mr. Nahmad also received $118.02 in lieu of fractional shares.

For 2016, a similar formula-based design was adopted for our Chairman & CEO, except that in recognition of the promotion of A.J. Nahmad as President (and his assumption of certain previous duties and responsibilities of our Chairman & CEO), the amount of long-term incentives that our Chairman and CEO is eligible to earn has been reduced by 30%. For example, for each one-cent increase in EPS in 2016, our Chairman & CEO will earn $91,350 in value. The value of long-term incentives that our Chairman & CEO can be awarded in 2016 is limited to $20 million.

Promotion of A.J. Nahmad to President. On January 15, 2016, A.J. Nahmad was promoted to the position of President. Under his direction and leadership, Watsco began actively increasing its investment in a number of scalable technologies in 2012 as a means of further strengthening its leadership position in the HVAC/R marketplace. His promotion to President acknowledged his leadership and recognized the critical importance of the execution and adoption of these technological innovations across the Watsco enterprise. His promotion is also considered an important event for the Company in terms of management succession with the goal of achieving long-term, generational continuity and consistency of Watsco’s unique culture.

In consultation with Pearl Meyer, the Company’s independent compensation consultant, the Compensation Committee designed A.J. Nahmad’s compensation arrangement, which was adopted upon his promotion. Such arrangement includes (i) a base salary of $550,000; (ii) an annual short-term cash incentive opportunity of up to $450,000 contingent upon achievement of pre-established strategic and financial objectives set by the Compensation Committee at the beginning of 2016, and (iii) a long-term incentive in the form of restricted Class B common shares based on the attainment of specified performance goals (a portion of the long-term incentive is at-risk based on three-year stock price performance). A.J. Nahmad’s cliff-vesting date for the majority of his restricted share awards is October 17, 2043 (age 62) with the remainder on October 17, 2045 (age 64).

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees.

Company Airplane. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 40 hours during 2015), and the value of such use is included in his annual compensation. We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine our Chairman & CEO’s personal use of the aircraft. The value of the personal use of the Company aircraft reported as compensation to our Chairman & CEO is determined following the Internal Revenue Service guidelines, which may be different than the Company’s aggregate incremental cost of such use.

Pension Plans. We do not provide a defined benefit pension plan or supplemental executive retirement plan.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO’s Employment Agreement.

Severance Plan. We do not have severance agreements with any of our NEOs except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company has the ability to require that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation in the event of a material restatement of the Company’s financial statements or if the NEOs engaged in a fraud or criminal misconduct related to the Company or its business.

Stock Option Backdating & Repricing. We do not and have not backdated or repriced stock option awards.

Hedging of Shares. We do not permit and have not permitted short sales or transactions using derivatives of Watsco shares, including hedging transactions.

Shareholder Engagement. The Company regularly educates and updates shareholders about the Company’s unique culture and philosophy as part of its investor relations program (i.e. investor meetings and conferences). More information can be found at www.watsco.com in the Investor Relations section.

Say-On-Pay Vote by Shareholders. The Compensation Committee considers results of the advisory votes on executive compensation together with the Company’s compensation philosophy and overall performance when considering executive compensation arrangements, including any changes to the executive compensation program. The results of the 2014 advisory vote were considered by the Compensation Committee in determining the compensation structure of our President. The next non-binding advisory vote to approve the executive compensation of our NEOs will be held at our 2017 annual meeting of shareholders.

Certain Tax Considerations. Under Section 162(m) of the Internal Revenue Code (referred to as Section 162(m)), public companies may generally not take a tax deduction for non-performance compensation in excess of $1.0 million paid to certain executive officers, including the Chairman & CEO or any of the next three most highly compensated officers other than the CFO. If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1.0 million deduction limit. Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee intends to monitor compensation levels and the deduction limitation.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee during 2015 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our named executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chairman
Paul Manley
Rick Fedrizzi

COMPENSATION TABLES

2015 Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total Compensation ($)
Albert H. Nahmad (3) Chief Executive Officer	2015	$1,077,096	—	$7,000,022	$118	$134,309	$8,211,545
	2014	$1,100,000	—	$10,977,550	$50	$89,147	$12,166,747
	2013	$1,100,000	—	$16,100,007	$93	$93,152	$17,293,252

Ana M. Menendez (4) Chief Financial Officer	2015	$346,356	—	—	—	$3,975	$350,331
	2014	$350,000	$170,000	—	—	$3,852	$523,852
	2013	$350,000	$200,000	$318,220	—	$3,825	$872,045

Barry S. Logan (4) Senior Vice President	2015	$430,471	—	—	—	$3,975	$434,446
	2014	$435,000	$170,000	—	—	$3,852	$608,852
	2013	$435,000	$200,000	$227,300	—	$3,825	$866,125

Aaron J. Nahmad (4) Vice President of Strategy & Innovation during 2015	2015	$259,740	—	$1,250,000	—	$3,975	$1,513,715
	2014	$237,500	$170,000	$914,000	—	$3,531	$1,325,031
	2013	$200,000	—	$1,398,300	—	$2,987	$1,601,287

(1)	The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. For the 2015 restricted stock awards reflected above, the annual expense to be included in the Company’s annual financial results is approximately $580,000 for Albert H. Nahmad’s stock award (vesting date is October 15, 2026) and $45,000 for Aaron J. Nahmad’s restricted stock award (vesting date is October 17, 2043). Although such awards are presented in the Compensation Tables at today’s value, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less, and may be as great as 50% less. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2015 Annual Report on Form 10-K.
(2)	Represents the cash value of fractional shares earned in connection with Albert H. Nahmad’s annual incentive award.
(3)	For Albert H. Nahmad, all other compensation in 2015 included (i) $3,975 related to the 401(k) Plan matching contribution; (ii) $26,360 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others and (iii) $103,974 related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement.
(4)	For Ms. Menendez, Mr. Logan and A.J. Nahmad, all other compensation comprises 401(k) Plan matching contributions.

Comparison of CEO Compensation to Total Shareholder Return. The following chart represents the comparison for the last five calendar years of (i) our Chairman & CEO’s total compensation as summarized in the Summary Compensation Table above, (ii) compensation actually paid (consisting of his base salary) and (iii) total shareholder return for each of the last five calendar years.

2015 Grants of Plan-Based Restricted Stock Awards

This table discloses the number of restricted stock awards granted to our NEOs during 2015 and the grant date fair value of these awards. No non-qualified stock options were granted to our NEOs during 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Albert H. Nahmad	12/31/15	—	—	—	—	58,893	—	—	$7,000,022
Aaron J. Nahmad	09/25/15	—	—	—	—	—	—	10,000	$1,250,000

(1)	Represents the 2015 long-term incentive award for our CEO. For further information, see the discussion in the CD&A section above.
(2)	The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2026 for Albert H. Nahmad and to October 17, 2043 for Aaron J. Nahmad. Annual expense to be included in the Company’s financial results in prospective years is approximately $580,000 for Albert H. Nahmad’s stock award and $45,000 for A.J. Nahmad’s restricted stock award. Although such awards are presented in the above table at today’s value, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present value of such awards is at least 25% less, and may be as great as 50% less.

Outstanding Equity Awards at December 31, 2015

The following table summarizes stock awards outstanding at December 31, 2015 for the NEOs. All such awards represent restricted stock. There were no stock option awards outstanding for the NEOs at December 31, 2015.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Albert H. Nahmad	2,045,436	$243,120,523
Ana M. Menendez	75,200	$8,869,072
Barry S. Logan	211,950	$25,004,240
Aaron J. Nahmad	50,700	$6,026,202

(1)	The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2015. Shares vest upon dates specified in the restricted stock agreements or upon death, disability or upon a change in control of the Company.

A summary of restricted stock held by our NEOs, including the range of years such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached is as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards (2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	2,045,436	1997 through 2015	October 2022 and 2026	8.0 years
Ana M. Menendez	40,000	35,200	1999 through 2013	December 2026 and 2028	11.7 years
Barry S. Logan	108,750	103,200	1997 through 2013	December 2024 and 2026	9.3 years
Aaron J. Nahmad	—	50,700	2011 through 2015	October 2043 and 2045	28.3 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A, none of which have vested due to the long-term duration of cliff-vest dates.
(2)	The scheduled vesting dates for the restricted shares generally represent our NEOs anticipated retirement age (age 62 or older).

2015 Option Exercises and Stock Vested

The following table summarizes options exercised during 2015 for the NEOs. There were no stock option awards granted to NEOs or stock that vested during 2015.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Albert H. Nahmad	—	—
Ana M. Menendez	15,000	$1,065,900
Barry S. Logan	—	—
Aaron J. Nahmad	12,000	$832,800

(1)	Calculated based on the difference between the market price on the date of exercise and the exercise price of the option.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. In the event that vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2015 along with the amount of unrecognized share-based compensation that would be recognized. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$250,120,545	$49,450,003
Ana M. Menendez	—	$5,940,822	$1,830,230
Barry S. Logan	—	$22,661,640	$2,688,953
Aaron J. Nahmad	—	$6,026,202	$4,283,508

(1)	This value is based on the closing prices on the NYSE for a share of our Common stock and Class B common stock on December 31, 2015, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), would result in significant tax benefits for the Company.
(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event accelerated vesting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended, and the Board of Directors nominated the following persons as nominees for election as members of our Board of Directors at the 2016 annual meeting of shareholders. All such persons are incumbent directors.

Name	Term Expiring
Common stock
David C. Darnell	2019 annual meeting of shareholders
George P. Sape	2018 annual meeting of shareholders

Class B common stock
Barry S. Logan	2019 annual meeting of shareholders
Bob L. Moss	2019 annual meeting of shareholders

The section titled “Directors & Executive Officers” on pages 5-7 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should continue to serve as directors of the Company.

We believe that each of these directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, have an understanding of the interests and issues that are important to our shareholders and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other and their respective experiences, skills and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background and professional experience, they together comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected and appointed KPMG as our independent registered public accounting firm for the 2016 fiscal year. KPMG has served as Watsco’s independent registered accounting firm since 2009. In selecting KPMG as the Company’s independent registered accounting firm for 2016, the Audit Committee considered a number of factors, including:

•	the professional qualifications of KPMG, the lead audit partner, and other key engagement personnel.

•	KPMG’s independence and its processes for maintaining its independence.

•	KPMG’s depth of understanding of Watsco’s business, accounting policies and practices, and internal control over financial reporting.

•	the appropriateness of KPMG’s fees for audit and non-audit services.

•	the results of KPMG’s most recent PCAOB inspection report.

•	the results of management’s and the Audit Committee’s annual evaluations of the qualifications, performance and independence of KPMG.

Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the appointment of KPMG to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from KPMG is expected to attend the 2016 annual meeting of shareholders and will have the opportunity to answer questions, if any.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCONTING FIRM FOR THE 2016 FISCAL YEAR.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by KPMG for the years ended December 31, 2015 and 2014. There were no audit-related fees or other fees billed to us by KPMG for the years ended December 31, 2015 and 2014, therefore, the columns for such fees were excluded from the following table.

Year	Audit Services	Tax Services	Total
2015	$1,722,000	$244,000	$1,966,000
2014	$1,648,000	$395,000	$2,043,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, KPMG submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by KPMG in 2015 or 2014.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related or Tax Service. There were no other non-audit services provided by KPMG in 2015 or 2014.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

During 2015, our Audit Committee consisted of Co-chairs Denise Dickins and Paul F. Manley, and Bob L. Moss. Following George P. Sape’s appointment to the Board in November 2015, the Board appointed Mr. Sape to replace Mr. Moss on the Audit Committee. The Board determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and has designated the Co-chairs of the Audit Committee as audit committee financial experts, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Co-chairs are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2015, the Audit Committee formally met and held discussions with management, the Company’s VP of Internal Audit, and KPMG, the Company’s independent registered public accounting firm, six times. In addition, members of the Audit Committee had numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed the Company’s audited consolidated financial statements, interim financial statements, system of internal control over financial reporting, and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations with management, internal auditors, and KPMG, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and KPMG, and throughout the year, routinely met outside of the presence of management with both internal audit and KPMG to discuss their respective audit results, evaluations of Watsco’s internal controls, and the overall quality of Watsco’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG those matters required to be discussed pursuant to PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

AUDIT COMMITTEE

Denise Dickins, Co-Chairperson Paul F. Manley, Co-Chairperson George P. Sape

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN Senior Vice President and Secretary April 29, 2016

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2016 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders of the Company to be held at Carrier Enterprise Canada, 1515 Drew Road, Mississauga, Ontario, Canada L5S 1Y8 on Monday, June 6, 2016, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ALL [ ] WITHHOLD ALL [ ] FOR ALL EXCEPT [ ] To elect David C. Darnell as a Common stock director until the Annual Meeting of Shareholders in 2019 and to elect George P. Sape as a Common stock director until the Annual Meeting of Shareholders in 2018, or until their respective successors are duly elected and qualified, except for the following nominee(s) (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2016 fiscal year.

(3)	In the proxies’ discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

The undersigned hereby acknowledges receipt of (i) the Company’s 2015 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 29, 2016.

Date:	, 2016

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2016 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders of the Company to be held at Carrier Enterprise Canada, 1515 Drew Road, Mississauga, Ontario, Canada L5S 1Y8 on Monday, June 6, 2016, at 9:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)	FOR ALL [ ] WITHHOLD ALL [ ] FOR ALL EXCEPT [ ] To elect Barry S. Logan and Bob L. Moss as Class B common stock directors until the Annual Meeting of Shareholders in 2019, or until their respective successors are duly elected and qualified, except for the following nominee(s) (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2016 fiscal year.

(3)	In the proxies’ discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL.

The undersigned hereby acknowledges receipt of (i) the Company’s 2015 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 29, 2016.

Date:	, 2016

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.